Exhibit 2.1

Asset Purchase Agreement, dated March 27, 1998, by and among Allied Products
       Corporation, Great Bend Manufacturing Company, and Owosso Corporation.

                           ASSET PURCHASE AGREEMENT
                           ------------------------

         This Asset Purchase Agreement (the "Agreement") is made and entered into as of the close of business on this 27th day of March, 1998, by and among Allied Products Corporation, a Delaware corporation ("Buyer"), Great Bend Manufacturing Company, Inc., a Kansas corporation ("Seller"), and Owosso Corporation, being the sole shareholder of Seller (the "Shareholder").

         In consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                                  ARTICLE I.
                             ACQUISITION OF ASSETS
                             ---------------------

         1.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 1.7 hereof), Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall acquire from Seller, free and clear of all liens, claims, charges, encumbrances and security interests except for the Assumed Liabilities (as defined in Section 1.3), all of the assets of the Seller used in the Seller's Business (the "Business"), including without limitation, those set forth in the Closing Balance Sheet (as defined in Section 1.5(d), excluding Excluded Assets as defined in Section 1.2, but including, without limitation, the following assets of Seller, wherever located, existing as of that date:"

                  (a) All accounts and notes receivable (the "Receivables") of Seller;

                  (b) All raw materials, work-in-process and finished goods inventory (the "Inventory") located on Seller's premises at Great Bend, Kansas (the "Premises") and at all other locations, or in transit thereto, or in transit therefrom including in transit from suppliers;

                  (c) All fixed and moveable assets (the "Fixed Assets") including, without limitation, machinery, equipment, fork lifts, bob cats, trucks, automobiles, furniture and fixtures, supplies, tools, dies, spare and replacement parts, hardware, racks, accessories and similar assets, including, without limitation, those Fixed Assets set forth on Exhibit 1.1(c) hereof;

                  (d) All rights under contracts, leases and agreements of Seller which are specifically identified on Schedule 2.18, are not required to be identified in Schedule 2.18, or are entered into by Seller in the ordinary course of business between the date hereof and Closing Date (the "Contracts");

                  (e) The real property located in Great Bend, Kansas, more specifically identified on Exhibit 1.1(e) hereof (the "Owned Real Property");

                  (f) All intellectual property, including all trade secrets, patents, copyrights, business methods, trade names, trademarks, service marks, corporate names, inventions, specifications, research and development, improvements, processes, mailing lists, know-how and proprietary and confidential information (the "Intellectual Property");

                  (g) All transferable permits, licenses, approvals, waivers, variances, registrations, certifications, and authorizations issued to Seller or used in connection with the Business (the "Permits");

                  (h) The deferred tax assets of Seller in the amounts reflected on the books and records of the Company relating to the vacation pay accrual, the bad debt reserve and the warranty reserve ("Deferred Tax Assets"); and

                  (i) Seller's corporate name, trade names, trademarks, prepaid expenses and deposits, goodwill, and all originals or copies of books and records associated with the Purchased Assets other than the Excluded Assets (collectively the "Other Assets"). (All Receivables, Inventory, Fixed Assets, Contracts, Owned Real Property, Deferred Tax Assets, Intellectual Property, Permits and Other Assets shall constitute the "Purchased Assets.").

         1.2. Excluded Assets. Notwithstanding anything herein to the contrary, the Purchased Assets shall not include, and Seller shall retain, the following assets of Seller (collectively, the "Excluded Assets"):

                  (a) Any amounts owing from Shareholder to Seller or any Affiliate ("Affiliate" shall have the same meaning as defined in the Securities Act of 1934, as amended) of Seller, other than Receivables for products purchased in the ordinary course of business.

                  (b) Minute books and other corporate records.

                  (c) cash and cash equivalents, including cash in bank accounts;

                  (d) all deferred tax assets of Seller to the extent not included in 1.1(h); and

                  (e) any refund received arising from the Seller's pending appeal of county property taxes.

         1.3. Assumed Liabilities. Buyer agrees to assume and be obligated to pay and perform as of the Closing Date solely and only (a) liabilities set forth in the Closing Balance Sheet except Excluded Liabilities as defined in
Section 1.4, (b) the liabilities and obligations under the Contracts to the extent relating to periods after the Closing, (c) liabilities and obligations relating to dealer returns and warranty obligations (but not including warranty claims under product liability claims) and (d) Seller's obligations to its employees for holiday pay and vacation pay (the "Assumed Employee Liabilities") (collectively, the "Assumed Liabilities").






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

         1.4. Excluded Liabilities. Except for the Assumed Liabilities which shall be assumed by Buyer in Section 1.3 above, Buyer shall not assume or be obligated for any other liability, obligation or commitment of Seller, direct or indirect, known or unknown, absolute or contingent whenever arising, and, by way of illustration but not limitation, for any of the following liabilities, obligations or commitments of Seller (the "Excluded Liabilities"):

                  (a) Any foreign, federal, state, county or local income tax applicable to the Seller (the "Income Taxes");

                  (b) Any liability of Seller to any of its Affiliates except for those arising from the purchase of products in the ordinary course of business at fair market value;

                  (c) Any liabilities in respect of injury to or death of any person or damage to or destruction of any property, whether based on negligence, strict liability, enterprise liability or any other legal or equitable theory, arising in respect of any products manufactured or sold by Seller or any of Seller's predecessors on or prior to the Closing Date, whether or not such liabilities are described, listed or referred to on any schedule hereto;

                  (d) Any liability, obligation, or commitment of Seller to any of its employees (other than the Assumed Employee Liabilities) including compensation, medical and workers' compensation and benefit payments and any liability, obligation, or commitment of Seller under any Employee Plan as defined in Section 2.17, including, but not limited to, any Employee Plan listed on Schedule 2.17;

                  (e) Any cost, broker's or finder's fee or expense incurred by Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

                  (f) Any liability for any sales or transfer taxes incident to the transactions contemplated hereby;

                  (g) Any liability, obligation or commitment incurred by Seller after the Closing Date;

                  (h) Any liability for that certain Employment Agreement by and between the Seller and Max Bennett (the "Bennett Agreement"); and

                  (i) Any other liability, obligation or commitment not expressly assumed by Buyer hereunder, whether arising prior to, on, or after the Closing except to the extent such liability, obligation or commitment is an Assumed Liability.

         1.5.     Purchase Price Computation, Payment and Post-Closing
Adjustments.

                  (a) Purchase Price. The purchase price (the "Purchase Price") shall be the sum of (i) the Net Asset Book Value (as defined below), and (b) Three Million Dollars

         ($3,000,000). The Net Asset Book Value shall equal the Purchased Assets less the Assumed Liabilities, as reflected on the Closing Balance Sheet established pursuant to Section 1.5(d). The Closing Balance Sheet will contain reasonably adequate reserves for bad debt, inventory, and warranties.

                  (b) Estimated Purchase Price. Seller shall prepare an estimated balance sheet (the "Estimated Balance Sheet") on the basis of the most recent monthly income statement and balance sheet (collectively, the "Financial Statements"), but shall include only the Purchased Assets and the Assumed Liabilities and shall reflect the Seller's estimate of the Net Asset Book Value. Seller shall prepare each item and the Estimated Balance Sheet in accordance with generally accepted accounting principles and consistent with Seller's prior practices in preparing the Financial Statements. The Estimated Purchase Price shall equal the Seller's estimate of the Net Asset Book Value plus Three Million Dollars ($3,000,000). Seller shall provide Buyer with the Estimated Balance Sheet not fewer than five
         (5) business days prior to the Closing Date.

                  (c) Payment. At the Closing, Buyer shall pay to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller an amount equal to the Estimated Purchase Price.

                  (d) Preparation of Draft Closing Balance Sheet. Within 45 days after the Closing Date, the Seller will prepare and deliver to the Buyer a balance sheet (the "Draft Closing Balance Sheet") as of the close of business on the Closing Date determined on a pro forma basis as though the parties had not consummated the transactions contemplated by this Agreement. The Draft Closing Balance Sheet shall include only the Purchased Assets and the Assumed Liabilities and shall reflect the Net Asset Book Value. The Seller will prepare each item on the Draft Closing Balance Sheet in accordance with generally accepted accounting principles and consistent with Seller's prior practices in the preparation of the Financial Statements. The Inventory shall be determined by the parties in accordance with the principles set forth on Exhibit 1.5(d) based on a physical inventory in which Buyer may participate. The "Adjusted Purchase Price" shall be the sum of the Net Asset Book Value as set forth in the Draft Closing Balance Sheet and Three Million Dollars ($3,000,000).

                  (e) Adjustment Dispute Resolution. If Buyer advises Seller that it has no objections to Seller's determination of the Draft Closing Balance Sheet and the Adjusted Purchase Price, the Draft Closing Balance Sheet shall be the Closing Balance Sheet and Seller's determination of the Adjusted Purchase Price shall become the Purchase Price. If Buyer has objections, Buyer will deliver a detailed statement describing its objections to the Seller within 45 days after receiving the Draft Closing Balance Sheet. The Buyer and Seller will use reasonable efforts to resolve any such objections themselves. If the parties do not obtain a final resolution within 45 days after the Seller has received the statement of objections, however, the disputes shall be submitted to an independent public accounting firm of national recognition mutually selected by Seller and Buyer (the "Accountants"). Promptly, but not later than thirty
         (30) days after the acceptance of its





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

         appointment, the Accountants will determine (based solely on presentations by the Seller and Buyer to the Accountants and not by independent review) only those items in dispute and will render a report as to its resolution of such items and the resulting calculation of the items which are reflected in the determination of the Closing Balance Sheet and the Purchase Price. The written decision of the Accountants shall be determinative of the Closing Balance Sheet and the Purchase Price and shall be final and binding on the parties hereto and shall not be subject to dispute or review. Any fees or expenses payable to the Accountants shall be shared equally between Seller and Buyer.

                  (f) Payment of Purchase Price. If the Purchase Price as reflected in the Closing Balance Sheet is less or more than the Estimated Purchase Price, Seller or Buyer, as applicable, shall pay the amount of the difference immediately to the other (or, if subject to dispute in accordance with this subsection, immediately upon the resolution of such dispute) and interest shall accrue at the rate of 9% per annum on any such payments from the date of delivery of the Draft Closing Balance Sheet by Seller to Buyer to the date of payment.

         1.6. Closing Date. The completion of the purchase of the Purchased Assets shall be on April 30, 1998 at 10:00 a.m. or, if earlier, three (3) days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby, unless such time is extended or shortened as may be agreed upon by the Buyer and Seller after the conditions set forth in Articles VI and VII have been satisfied, at the offices of Gardner, Carton & Douglas, 321 North Clark, Chicago, Illinois 60610, or at such other place or at such other time as shall be agreed upon by the Buyer and Seller (such date and time being hereafter called the "Closing" or "Closing Date").

         1.7.     Closing Date Deliveries.

                  (a) Seller's Deliveries. On the Closing Date, Seller shall deliver to Buyer the following: (i) a warranty deed in a form customary for warranty deeds in the State of Kansas and a bill of sale in the form of Exhibit 1.7(a)(i), (ii) an assignment of Contracts, together with any necessary consents and estoppel letters in order to transfer the Contracts to Buyer, (iii) assignments of Intellectual Property trade names or trademarks of Seller, (iv) a good standing certificate of Seller from the Secretary of State and a copy of Seller's Articles of Incorporation certified by the Secretary of State, both dated not more than two (2) weeks prior to the Closing Date, (v) all of the documents, instruments and opinions required to be delivered by Seller pursuant to Article VI, (vi) an amendment to Seller's Articles of Incorporation, changing Seller's corporate name to a name not similar to "Great Bend," (vii) a purchase price allocation schedule in the form attached hereto as Schedule 1.7
         (a)(vii) which schedule shall be agreed upon by Buyer and Seller prior to Closing, (viii) the ALTA Form B-1992 Owner's Title Insurance Policy or marked up unconditional binder for such insurance, including all required endorsements, dated as of the Closing Date and showing title to the Owned Real Property in the name of Buyer, all as provided in Section 4.6 hereof; (ix) all required real estate transfer declaration or exemption certificate and any other documents as may be otherwise necessary to transfer title to the Owned Real Property to Buyer; (x) all affidavits and other statements of Seller as may be required by the title insurance company in order to issue the title insurance policy contemplated by
         Section 4.6 hereof, (xi) such other bills of sale, assignments, and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale and delivery of the Purchased Assets to Buyer, (xii) a written receipt acknowledging Seller's receipt of the Estimated Purchase Price, and (xiii) all Schedules to this Agreement updated through the Closing Date. All deliverables by Seller to Buyer hereunder shall be consistent with this Agreement, customary with transactions of this nature, and in form and substance reasonably satisfactory to counsel for Seller and Buyer in good faith.

                  (b) Buyer's Deliveries. On the Closing Date, Buyer shall deliver to Seller (i) immediately available funds equal to the Estimated Purchase Price, (ii) an assumption of the Assumed Liabilities, and (iii) all of the documents, instruments and opinions required to be delivered by Buyer pursuant to Article VII. All deliverables by Buyer to Seller shall be consistent with this Agreement, customary with transactions of this nature, and in form and substance reasonably satisfactory to Buyer and Seller in good faith.

         1.8. Further Assurances. On the Closing Date, Seller shall (i) deliver to the Buyer such other bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to the Buyer and its counsel, as the Buyer may reasonably request or as may be otherwise reasonably necessary to vest in the Buyer all the right, title and interest of Seller in, to or under any or all of the Purchased Assets and (ii) take all steps as may be reasonably necessary to put the Buyer in actual possession and control of all the Purchased Assets. From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to the Buyer such other instruments of conveyance and transfer as the Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, the Buyer and put the Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with the Buyer at its request in endeavoring to obtain such consent promptly.

         1.9. Books and Records. Buyer agrees to afford to Seller reasonable access, during normal business operations, to all of Seller's books and records transferred to Buyer under this Agreement. Seller may, at its own cost and expense, make copies of such books and records. Buyer shall notify Seller prior to removing or destroying said books and records at no cost. Seller shall give Buyer similar rights and access to the books and records which are not transferred to Buyer hereunder.

                                  ARTICLE II.
                 REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                 --------------------------------------------
                            SELLER AND SHAREHOLDER
                            ----------------------

         As an inducement to the Buyer to enter into this Agreement, and to consummate the transactions contemplated hereby, Seller and the Shareholder, jointly and severally, represent, warrant and covenant to Buyer and agree as follows, except as set forth in the Schedules attached to this Agreement and any additional Schedules delivered to Buyer within ten (10) business days after the execution of this Agreement:

         2.1. Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions requiring such qualification and in which the ownership or leasing of the Purchased Assets or the conduct or nature of the Business requires such qualification, each of which jurisdictions is listed in Schedule 2.1, except where such qualification would not have a material adverse effect, individually or in the aggregate, on Seller's assets, business, operations or financial condition ("Material Adverse Effect"). Seller has full corporate power and authority to own, lease or otherwise hold and to operate and use the Purchased Assets and to carry on the Business as now conducted. The Shareholder constitutes the only person who owns, beneficially or of record, any shares of capital stock of Seller.

         2.2. Subsidiaries and Investments. Seller has no subsidiaries or interests in any corporation, partnership, joint venture or other association.

         2.3. Authority. The Seller and the Shareholder have full corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof.

         The execution, delivery and performance of this Agreement by Seller and Shareholder, including, without limitation, the deliveries and other agreements of Seller contemplated hereby, have been duly authorized and approved by the Boards of Directors of Seller and of the Shareholder and do not require any further authorization or consent of any third party. This Agreement is, and each other agreement or instrument of Seller or Shareholder contemplated hereby will be, the legal, valid and binding agreement of Seller and Shareholder, enforceable in accordance with their respective terms, except as enforceability may be limited by creditors' rights and the discretion of the courts (the "Enforceability Exception").

         Except as set forth on Schedule 2.3, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under any term of the Articles of Incorporation or By-Laws of Seller or Shareholder, or any agreement, mortgage, debt instrument, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree, order, or to Seller's knowledge, any law or regulation by which Seller or Shareholder is bound, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Assets except where such violation, default or creation would not have a Material Adverse Effect.

         2.4. Financial Statements. Seller has heretofore delivered the following financial statements (collectively, the "Financial Statements") to
Buyer: unaudited balance sheets and statements of income for the fiscal years ended October 28, 1995, October 27, 1996 and October 26, 1997 and (ii) unaudited balance sheets and statements of income as of and for the four months ended February 28, 1998. The Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly in all material respects the assets, liabilities, financial position and results of operations of Seller as of their respective dates and for the respective periods covered thereby.

         2.5.     Operations Since October 26, 1997.

                  (a) Since October 26, 1997, there has been (i) no material adverse change in the Purchased Assets (in the aggregate) or the Business, and no related fact or related condition exists or, to Seller's knowledge, is contemplated or threatened which might reasonably be expected to cause such a change in the future other than Buyer's purchase and use of the Purchased Assets and (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting in any material respect the Purchased Assets (taken as a whole) or the Business.

                  (b) Except as set forth on Schedule 2.5(b), since October 26, 1997, Seller has conducted the Business in all material respects in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since October 26, 1997, Seller has not:

                           (i) sold, leased, transferred or otherwise disposed
                  of (except in the ordinary course of business), or mortgaged or pledged, or imposed or suffered to be imposed any lien, charge or encumbrance on, any of the Purchased Assets;

                           (ii) canceled any debts owed to, or claims held by,
                  Seller (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

                           (iii) canceled or terminated any material contract,
                  relationship, lease or agreement (except to the extent terminated by lapse of time and not by default) or entered into and become bound by any material contract, relationship, lease or agreement except for customer contracts entered into in the ordinary course of business;

                           (iv) delayed payment of any account payable or
                  other liability of the Business beyond the date when such liability would have been paid in the ordinary course of the Business consistent with the past practice; or

                           (v) made any agreements, written or oral, to
                  perform any of the above, other than as contemplated or set forth in this Agreement.

         2.6. No Undisclosed Liabilities. Seller is not subject to any liability (including, without limitation, unasserted claims whether known or unknown), whether absolute, contingent, accrued or otherwise of a nature required to be set forth on financial statements prepared in accordance with generally accepted accounting principles, except for (i) liabilities set forth in the balance sheet included in the Financial Statements as of October 26, 1997 and (ii) liabilities incurred in the ordinary course of business since the date thereof, of the same general type and amount as those reflected on the Financial Statements as of October 26, 1997, and entered on Seller's books and records.

         2.7. Taxes. Seller and Shareholder (with respect to the Business) have filed or will timely file all required federal, state, county and local income, excise, withholding, property, franchise and other tax returns, declarations and reports which are required to be filed on or before the date hereof and the Closing, and have paid or reserved for all taxes which have become due pursuant to such returns or pursuant to any assessment which has become payable. All monies required to be withheld by Seller from employees of Seller for income taxes, social security and other payroll taxes have been collected or withheld, and either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller. The returns, declarations and reports referred to in the previous sentences of this Section are or will be true and correct and, to Seller's and Shareholder's knowledge, reflect or will reflect accurately all taxable income or tax liabilities for the periods covered thereby. Seller has not received a notice that any examination of, or proceeding with respect to, any tax return or report has been scheduled or conducted. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of Seller.

         2.8. Availability of Assets and Legality of Use. With respect to the tangible Purchased Assets, no notice of any violation of any applicable laws, regulations, rules, ordinances, codes, licenses, franchises and permits (including, without limitation, electrical, building, zoning, environmental and occupational safety and health requirements) has been received by Seller. The Purchased Assets constitute all of the assets used in and necessary for the operation of the Business in the manner conducted by Seller.

         2.9. Inventory. Subject to all applicable reserves, the Inventory is of good, merchantable and usable quality, is salable in the ordinary course of business of Seller and is reflected on the Financial Statements at the lower of cost (on a first-in, first-out basis) or market value. The inventory obsolescence policies of the Seller are appropriate to the nature of the products sold and marketing methods used by the Seller and the reserve for inventory obsolescence contained in the Financial Statements fairly reflects the amount of excess, obsolete, defective, damaged, used, overstock and slow moving inventory in accordance with the principles set forth on Exhibit 1.5(d). All Inventory which is work-in-process: (i) has been subjected to and has passed all appropriate tests and inspections; (ii) (with respect to those products which will be completed before Closing) may be sold in conformance with specifications and industry standards; and (iii) to Seller's knowledge, in the aggregate will be convertible (or has been converted) into Receivables.

         2.10. Real and Personal Property Leases. Schedule 2.10 lists each lease or other agreement or right which is contained in the Contracts, whether written or oral, under which Seller is lessee of, or hold or operates, any real estate (including the Premises), machinery, equipment, vehicle or other real or personal property owned by a third party (including any of the Shareholder or affiliates thereof) and which asset is used by the Seller.

         2.11. Real Property. (a) Seller has good, valid and marketable title to the Owned Real Property, free and clear of all liens, claims and encumbrances, except for the lien for current taxes not yet due and payable and except for those liens, claims, restrictions of record and other encumbrances appearing in the Title Commitment, none of which materially interfere with the use, access on ownership of the Owned Real Estate as it is currently used ("Permitted Liens"). The Owned Real Property is not subject to any leases or tenancies. To Seller's knowledge, none of the buildings, structures, improvements, or parcels of real estate comprising the Owned Real Property is in material violation of, or is the subject of any complaint or notice of violation of, any applicable zoning ordinance, building code or restrictive covenant.

                  (b) All violations of law or municipal ordinances, orders, requirements or regulations currently existing of record noted in or issued by the departments of buildings, fire, labor, health or other federal, state, county, municipal and other governmental departments and agencies having jurisdiction against or affecting the Owned Real Property as of the Closing, and any outstanding work orders and requirements of any company now or then insuring the Owned Real Property against casualty loss, which work orders or requirements, if not performed or satisfied, would have a material adverse effect on the Business or the use of the Owned Real Property, shall be remedied by Seller, at its sole cost and expense, prior to the Closing, Seller shall furnish Buyer with an authorization to make the necessary violation searches, and Buyer and its authorized representatives shall have the right to enter upon and inspect the Owned Real Property from time to time on and before the date of the Closing. Seller shall not be required to remedy any violation caused by Buyer.

                  (c) Seller has no ground leases, space leases, licenses, or agreements permitting others to utilize or occupy the Owned Real Property.

                  (d) Except for the Permitted Liens, the Owned Real Property is not affected by any special or other assessment for public improvements or otherwise.

                  (e) Except for the Permitted Liens, the occupation and condition of the Owned Real Property and its use in the Business do not, and will not, violate any applicable deed restrictions, easements or other covenants, restriction, agreements or urban redevelopment plans of record or known to Seller, or any site plan approvals or zoning or subdivision regulations as they exist at the Closing, and Seller has received no notice of any such violation, except as set forth in the Title Commitment.

                  (f) No written notices of violation of law or ordinances, orders, requirements or regulations of any federal, state, county, municipal or other governmental or quasi-governmental department, agency or authority relating to the Owned Real Property have been received by Seller.

                  (g) The Owned Real Property is served by water, septic system, gas, electricity, and telephone services.

                  (h) Seller has provided Buyer with copies of all construction, service or maintenance contracts, or management agreements (any such contracts and agreements being hereinafter collectively referred to as the "Service Contracts"), and will cause any Service Contracts to be terminated at Closing, at Buyer's request upon 10 days' prior notice provided that no penalty is involved.

                  (i) Seller shall remove or satisfy any and all liens of record any and all liens affecting the Owned Real Property prior to the Closing, except for Permitted Liens.

                  (j) Prior to Closing, Seller will deliver true copies of any certificates of occupancy, licenses and permits required for the use, operation and occupancy of the Owned Real Property. The use of the Owned Real Property is permitted by and is in substantial compliance with such certificates of occupancy, licenses and permits.

                  (k) Seller has not received any written notice that the Owned Real Property, or any interest therein, is or will be subject to or affected by any condemnation, eminent domain or similar proceeding.

                  (l) Seller has no knowledge and has received no notice of any material structural defects in the improvements which are a part of the Owned Real Property. To Seller's knowledge no latent effects exist in any such improvements.

         2.12. Intellectual Property. Seller owns, licenses or otherwise has rights to use all of the Intellectual Property required for the operation of the Business listed on Schedule 2.12 free and clear of all liens, claims, security interests, encumbrances and restrictions and has not been licensed to any person. Seller has not, to its knowledge, infringed on any Intellectual Property of another. There is no claim pending, or to the knowledge of Seller and the Shareholder, threatened against the Seller with respect to alleged infringement of any Intellectual Property owned by another nor, to the knowledge of Seller and the Shareholder, does the operation of the Business in the manner in which it has been operated give rise to any such claim.

         2.13. Receivables. All Receivables have arisen from bona fide transactions by Seller in the ordinary course of Business, and, to Seller's knowledge, except to the extent not in excess of the reserve for doubtful accounts reflected on the Financial Statements, is in dispute, and to Seller's knowledge, there is no basis for any of the foregoing or for any account debtor to return any goods shipped by Seller. All Receivables (net of reserves for uncollectible receivables set forth on the Closing Balance Sheet) are collectable within one hundred twenty (120) days of Closing.

         2.14. Fixed Assets. To Seller's knowledge, all Fixed Assets are free from material defects have been maintained in accordance with Seller's historical practices which are appropriate under the circumstances and are sufficient for the conduct of the Business, as it is currently conducted.

         2.15. Title to Property. Except as set forth on Schedule 2.15, Seller has good and marketable title to all of the Purchased Assets free and clear of all liens, claims, charges, encumbrances, security interests, mortgages, pledges, easements, defects in title, covenants and other restrictions of any kind, which would materially adversely affect Seller's use of such assets other than the Assumed Liabilities or the Permitted Encumbrances (defined below). Delivery to the Buyer on the Closing Date of the instruments of transfer contemplated hereunder will thereby transfer to the Buyer good and marketable title to the Purchased Assets, subject to no liens, claims, charges, encumbrances, security interests, mortgages, pledges, easements, defects in title, covenants or other restrictions of any kind, other than Permitted Encumbrances. "Permitted Encumbrances" as used herein means those encumbrances, liens, charges, assessments, imperfections and exceptions set forth on Schedules 2.15. Any items set forth on the form of title commitment attached to Schedule 2.15 which cannot be identified as a permitted encumbrance without the survey contemplated in Section 4.6 below, shall only be deemed a Permitted Encumbrance if, after delivery of such survey it is determined by Buyer that such item would not materially adversely affect Buyer's use of the Owned Real Property.

         2.16. Employee Relations. Seller is not a party and has never been a party to any collective bargaining agreements. Seller has complied in all material respects with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. To the of Seller's knowledge, there has been no union organizing effort within the last five (5) years. There have been no strikes, lockouts, slowdowns or similar work stoppages affecting Seller's employees and none is pending or to Seller's knowledge, threatened. Schedule 2.16 lists all employment agreements, policy manuals and other written understandings with employees (including covenants not to compete). Seller has previously delivered to Buyer a true and complete list setting forth the name, job title, years of employment, salary and other cash compensation for fiscal 1997 for all salaried employees. Schedule 2.16 sets forth all worker's compensation claims outstanding against the Seller.

         2.17.    Employee Benefit Plans

                  (a) Except as described in Schedule 2.17, (i) the Seller (either directly or indirectly through any other person or entity) does not sponsor, maintain, contribute to or is not obligated under any Employee Plan (as defined in paragraph (b) below) on behalf of its employees; and (ii) each Employee Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service stating that the plan is so qualified and that the trust associated with the plan is tax-exempt under Section 501(a) of the Code.

                  (b) The term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life (including, without limitation, any individual life insurance policy under which an employee of the Seller is the named insured and as to which the Seller makes premium payments, whether or not the Seller is the owner, beneficiary or both of such policy), death benefit, group insurance, profit-sharing, deferred compensation, stock option, stock purchase, bonus, incentive, vacation pay, severance pay, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including, without limitation, any pension plan as defined in Section 3(2) of ERISA ("Pension Plan"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan"), whether or not any of the foregoing is funded or insured and whether written or oral, which is intended to provide or does in fact provide benefits to any employees of the Seller, and to which the Seller is a party or by which the Seller (or any of the rights, properties or assets of the Seller) is bound. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (c) Each Welfare Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with, and has been maintained and operated in accordance with, each of the health care continuation requirements of Section 162(k) of the Code as in effect for years beginning prior to 1989, Section 4980B of the Code for years beginning after December 31, 1988, and Part 6 of Title I, Subtitle B of ERISA, except for any noncompliance which does not have and will not have a material adverse effect.

                  (d) Except as disclosed in Schedule 2.17, the Seller has no liabilities for postretirement welfare benefits, including retiree medical benefits, except for continuation coverage as may be required by Section 4980B of the Code or similar state laws.

                  (e) No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed, are pending or, to the knowledge of the Seller have been threatened, and no facts or contemplated events exist that reasonably could be expected to give rise to any such lawsuit, claim (other than a routine claim for benefits) or complaint, with respect to any Employee Plan.

                  (f) Except as disclosed on Schedule 2.17 (i) each Employee Plan, the administrator and fiduciaries of each Employee Plan, and Seller have at all times complied in all material respects with the applicable requirements of ERISA (including, but not limited to, the fiduciary responsibilities imposed by Part 4 of Title I, Subtitle B of ERISA), the Code and any other applicable legal requirements (including regulations and rulings thereunder) governing each Employee Plan, and (ii) each Employee Plan has at all times been properly administered in all material respects in accordance with all such legal requirements, and in accordance with its terms to the extent consistent with all such legal requirements.

                  (g) Except as disclosed on Schedule 2.17, the Seller is not delinquent as to contributions or payments to or in respect of any Employee Plan as to which it is in any way obligated to make contributions.

         2.18. Status of Contracts. Schedule 2.18 is a true and complete list of every Contract and agreement to which Seller is a party, or by which it is bound, obligating Seller to make annual expenditures in excess of $50,000.00 or, if less, are otherwise material to the Business, individually or in the aggregate, including, without limitation, all agreements relating to the borrowing of money (unless otherwise set forth on the Financial Statements), employment and collective bargaining, the purchase of materials, supplies, equipment, machinery, parts, products or services (other than purchase orders in the ordinary course of business) enabling a third party to distribute Seller's products whether or not such contracts and agreements include items besides the Contracts (said contracts, agreements, etc. are hereinafter referred to as the "Seller Agreements"). Each of the Seller Agreements constitutes a legal, valid and binding obligation of the Seller and, to Seller's knowledge, the other party thereto, subject to the Enforceability Exception, and is in full force and effect, may be transferred to the Buyer (if Buyer so desires) pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Seller is not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Seller Agreements and, to the knowledge of Seller, no other party to any of the Seller Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller or, to the of the knowledge of Seller, by any such other party. Seller is not currently renegotiating any of the Seller Agreements and is not paying liquidated damages in lieu of the performance thereunder. Seller will use its reasonable efforts to deliver true and complete copies of each of the Seller Agreements to Buyer and will deliver each of the Seller Agreements specifically requested by Buyer.

         2.19.    No Violations, Litigation or Regulatory Action.

                  (a) Except as disclosed on Schedule 2.20, to Seller's knowledge, Seller has complied in all respects with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other government, governmental department, commission, board, bureau, agency or instrumentality which are applicable to the Purchased Assets, Seller Agreements, or the Business;

                  (b) there are no lawsuits, claims, suits, proceedings or investigations pending or, to Seller's knowledge, threatened against or affecting Seller and the Shareholder, and there are no lawsuits, claims, suits or proceedings pending in which Seller is the plaintiff or claimant; and

                  (c) there is no action, suit or proceeding pending or, to Seller's knowledge, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

         2.20. Environmental Matters. Except as disclosed on Schedule 2.20: the Seller is conducting (and has conducted) the Business in compliance with all Environmental Legal Requirements (as defined below) and there is no pending or, to the knowledge of the Seller or the Shareholder, threatened, civil or criminal litigation, notice of violation, notice as a "potentially responsible party" (as such term is defined under the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended) or lien, or administrative proceeding relating to Environmental Legal Requirements involving the Seller; Seller has delivered to Buyer a true and correct copy of a Phase I environmental site assessment of the Owned Real Property conducted upon Seller's acquisition of the property; since the Phase I environmental site assessment, dated April 14, 1995, by Groundwater Technology, Seller has not materially changed the operation of its Business; the Seller has not transported, either on-site or off-site, Hazardous Substances (as defined below) or arranged for the transportation of such Hazardous Substances to any location which is the subject of Federal, state or local enforcement, removal or remedial actions, inquiries or other investigations; the Seller has not treated, stored or disposed of in material violation of any applicable Environmental Legal Requirement, Hazardous Substances on any property now or previously owned or leased by the Seller, nor, to its knowledge, has anyone else treated, stored or disposed of in material violation of any applicable environmental Legal Requirement, Hazardous Substances on any property now or previously owned or leased by the Seller. The term "Environmental Legal Requirement" shall mean any applicable federal, state or local law, statute, rule, regulation or ordinance relating to public health, safety or the environment, including, without limitation, relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of solid or Hazardous Substances or to exposure to toxic or Hazardous Substances, or to the handling, transportation, discharge or release of gaseous or liquid substances. The term "Hazardous Substance" shall mean any hazardous or toxic material, substance or waste, including petroleum or any fraction thereof, which is defined by those or similar terms or is regulated as such under any federal, state or local authority having jurisdiction over the Premises or its use. Notwithstanding anything herein to the contrary, any representations or warranties by Seller in this Agreement relating to the Business' compliance with Environmental Legal Requirements shall be deemed to be made to the knowledge of Seller and Shareholder to the extent such representation or warranty relates to the Business prior to Shareholder's ownership of Seller.

         2.21. Insurance. Schedule 2.21 sets forth a list and brief description (including policy numbers, insurers, nature of coverage, limits, deductibles, premiums, carriers, claims pending under any other insurance policy, and effective and termination dates) of all policies of insurance maintained, owned or held by Seller on the Purchased Assets on the date hereof. Seller shall use commercially reasonable efforts to keep such insurance or comparable insurance in full force and effect through the Closing Date. Seller has complied in all respects with each of such insurance policies, and has not failed to give any notice or present any claim thereunder in a due and timely manner. Seller has delivered to the Buyer true and complete copies of each such insurance policy or the certificates with respect thereto.

         2.22. Broker or Finder. Except as set forth on Schedule 2.22, neither Seller nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement. Notwithstanding disclosure, Seller shall remain liable for the fees and commissions set forth on Schedule 2.22.

         2.23. Dealers and Original Equipment Manufacturer Customers. Schedule
2.23 contains a list of names of all dealers and original equipment manufacturer ("OEM") customers (measured by dollar volume of business) of Seller and the percentage of Seller's business which each such dealer and/or OEM customer represented during the fiscal year 1997 and the top twenty (20) customers measured by dollar volume for fiscal year 1996. Except as set forth on Schedule 2.23, there exists no actual or, to Seller's and Shareholder's knowledge, threatened termination, cancellation or litigation of, or any significant adverse modification or change (other than seasonal or cyclical business changes) in the business relationship of Seller with any dealer or OEM customer listed in Schedule 2.23 and, to Seller's knowledge, there exists no present condition or state of facts or circumstances, involving dealers or any OEM customer which would materially adversely affect the Business or prevent the Buyer from conducting the business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted by Seller, except as affected by the transactions contemplated hereby or by Buyer's express actions.

         2.24. Suppliers. Schedule 2.24 is a true and complete list by dollar volume of purchases made during the 1997 fiscal year from the fifteen (15) largest suppliers to Seller, exclusive of insurance and utilities. In the last twelve (12) months, no such supplier has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Seller. The Seller or the Shareholder has not received any written notice and is not aware that any such supplier intends to cancel or otherwise modify its relationship with the Seller, which cancellation or modification would have a material adverse effect on the Seller.

         2.25. Permits. Except as disclosed on Schedule 2.20, Seller and the Business possess all Permits to conduct the Business except to the extent that the failure to obtain or maintain any such Permits would not have a Material Adverse Effect. The Permits are listed on Schedule 2.25 and those which are not transferable are also designated in said Schedule. The Permits are in full force and effect and, to Seller's knowledge, there are no defaults or breaches, or events which but for notice or lapse of time or both would constitute a breach or default under the Permits and all Permits are transferable without obtaining the consent of the issuing body.

         2.26. Product Warranties. To Seller's knowledge, the products manufactured, sold, leased, and delivered by Seller have conformed in all material respects with all applicable contractual commitments and all express and implied warranties and, to Seller's knowledge, the warranty reserve on its Financial Statements fairly reflects all obligations of Seller for replacement or repair thereof or other damages in connection therewith. Substantially all of the products manufactured, sold, leased, and delivered by Seller are subject to standard terms and conditions of sale or lease. Schedule 2.26 generally describes the warranty experience of the Business for the past nine years.

         2.27. Product Liability. Seller has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller. Schedule 2.27 contains a true and complete schedule of all product liability claims currently outstanding and all such claims asserted against Seller during the fiscal years 1995-1997.

         2.28. Sales by Product and by State. Schedule 2.28 is a complete list by dollar volume of sales by product and by state made during the fiscal years 1996 and 1997.

         2.29. Representations and Warranties at Closing. The representations and warranties of Seller set forth in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date.

         2.30. Disclosure. None of the representations or warranties of Seller contained herein, and none of the information contained in the Schedules and Exhibits referred to in Article II, is false or misleading in any material respect or omits to state a fact here or therein necessary to make the statements herein or therein not misleading in any material respect.

                                 ARTICLE III.
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER
            ------------------------------------------------------

         As an inducement to Seller and the Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer hereby represents, warrants and covenants to Seller and agrees as follows:

         3.1. Organization of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted.

         3.2. Authority of the Buyer. The Buyer has full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof.

         The execution, delivery and performance of this Agreement by the Buyer, including, without limitation, the deliveries and other agreements of the Buyer contemplated hereby, have been duly authorized and approved by its Board of Directors and do not require any further authorization or consent of the Buyer or its shareholders. This Agreement is, and each other agreement or instrument of the Buyer contemplated hereby will be, the legal, valid and binding agreement of the Buyer, enforceable in accordance with its terms.

         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under any term of the Articles of Incorporation of Buyer, or any material agreement, mortgage, debt instrument, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree, order, law or regulation by which Buyer is bound.

         3.3. No Broker or Finder. Neither the Buyer nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

         3.4. Financial Capability. Buyer has the financial resources to consummate the transactions contemplated hereby.

                                  ARTICLE IV.
                       ACTIONS PRIOR TO THE CLOSING DATE
                       ---------------------------------

         The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

         4.1. Investigation of Seller by the Buyer. Seller shall afford the officers, employees and authorized representatives (including, without limitation, independent public accountants and attorneys) (collectively, "Agents") of the Buyer and its financing sources reasonable access during normal business hours and opportunity to complete an acquisition review, including, without limitation, a review of Seller's books and records, leases, contracts and other agreements, income tax returns, physical inspection of the Purchased Assets, and the right to contact and communicate with Seller's employees, customers, vendors, suppliers, independent contractors, representatives and others having a business relationship with Seller (provided that Buyer shall discuss these contacts with Seller prior to any such contacts and will allow Seller to participate in such contacts and communications). Seller and the Shareholder shall furnish to the Buyer and its Agents such additional information concerning the Purchased Assets and the Business as shall be reasonably requested, including all such information as shall be necessary to enable the Buyer and its Agents to verify the accuracy of the representations and warranties contained in Article II, and to determine whether the conditions set forth in Article IV have been satisfied.

         4.2. Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall use commercially reasonable efforts to refrain from taking any action which would render any representation, warranty or covenant contained in this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other of any (a) event or condition which would render any representation or warranty set forth in Article II or III to be untrue or in breach or would cause any covenant in Article II or III to be unfulfilled or (b) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Not in limitation of the foregoing, between the date of execution of this Agreement and the Closing

Date, Seller shall conduct the Business in the ordinary course and shall not, without the prior written consent of the Buyer which will not be unreasonably withheld and subject to applicable law, in connection with the Business, (a) move its offices, warehouses or plant facilities or enter into any purchase contract or lease for any site, (b) significantly change billing practices or rates, (c) increase salaries, bonuses or compensation structure of any employee (or contracted for employee) other than in the ordinary course of business and consistent with past practices, (d) terminate or move any employee to another of Seller's operations, except for cause, or (e) commit to make or make capital expenditures in excess of $10,000 in the aggregate except as listed on Schedule
4.2. Between the date hereof and the Closing Date, Seller will update monthly and provide updated balance sheets and statements of income and loss to the Buyer, and such updates and current statements shall be subject to the same representations and warranties as contained in Section 2.4.

         4.3. Consents and Approvals. Seller shall use commercially reasonable efforts promptly to obtain all consents and amendments from parties to Contracts and all consents, amendments or Permits from governmental authorities which are required by the terms thereof, this Agreement or otherwise for the due and punctual consummation of the transactions contemplated by this Agreement, provided that Seller shall not be required to pay any sums to obtain such consents. Seller shall also cooperate with and assist the Buyer and its authorized representatives through the Closing in order to provide an efficient transfer of the control and management of the Business and to avoid any undue interruption in the activities and operations of the Business following the Closing Date except for the transactions contemplated hereby.

         4.4. No Public Announcements. Neither of the parties hereto shall, without the approval of the other party (which may not be unreasonably withheld), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

         4.5. Exclusive Dealing. Seller and its Affiliates shall deal exclusively with the Buyer with respect to the sale of Seller and shall not solicit, encourage or entertain offers or inquiries (nor shall Seller or any of its Affiliates authorize or permit any director, officer, employee, attorney, accountant or other representative or agent to solicit, encourage or entertain offers or inquiries) from other possible acquiring companies, persons or entities, provide information to or participate in any discussions or negotiations with any companies, persons or entities with a view to an acquisition of all or substantially all of Seller's assets or stock or any interest therein.

         4.6. Conveyance and Transfer of Owned Real Property. At the Closing, Seller shall deliver a warranty deed to the Owned Real Property in the form attached hereto as Exhibit 4.6 with good and marketable title, free and clear of all Encumbrances, except for Permitted Encumbrances and Permitted Liens. Five (5) days prior to Closing, Seller shall furnish to Buyer, at Seller's expense, a commitment for title insurance from a title insurance company reasonably acceptable to Buyer showing title to the Owned Real Property to be conveyed to be good, indefeasible and vested in Seller free and clear of all liens, claims and encumbrances, exceptions, reservations, or restrictions except as Permitted Liens and Permitted Encumbrances.

         Five (5) days prior to the Closing Date, Seller shall furnish to Buyer and to the title insurance company, at the joint expense of Seller and Buyer, a survey dated not more than thirty (30) days prior to the Closing Date prepared by a licensed or registered public surveyor acceptable to the title company. The survey shall be prepared in accordance with American Land Title Association standards or applicable state standards and shall include but not be limited to: (a) a metes and bounds or a lot and block legal description of the subject property including a calculation and certification by the surveyor of the number of gross square feet contained within the boundaries and a certification by the surveyor that the legal description of the property closes; (b) location of all improvements on the property; (c) the location of all utility and other easements of record on the date of the survey and a reference to their recording; (d) all applicable building setback lines, if any, and setback requirements and a certificate by the surveyor that no buildings encroach beyond said setback lines except as indicated thereon; (e) the surveyor's certificate identifying any encroachments upon the subject property by adjoining property owners and any encroachments of the subject improvements upon other property not to be conveyed hereunder; (f) explanation of discrepancies between the survey and the recorded legal description; (g) an identification of any portion of the property within a 100 year flood plain or flood hazardous area designated by governmental authority; and (h) identification of all underground storage tanks that the surveyor can locate by an on-the-ground inspection of the property.

                                  ARTICLE V.
                               OTHER AGREEMENTS
                               ----------------

         5.1. Supply Agreement. At the Closing, Buyer and DewEze
Manufacturing, Inc., a wholly-owned subsidiary of Shareholder ("DewEze") shall enter into a Supply Agreement in the form attached hereto as Exhibit 5.1 providing for the manufacture and sale by Buyer for a period of twelve months of running gear for the Parker division of DewEze.

         5.2. Non-Competition Agreement. At the Closing, Buyer shall enter into a Non-Competition Agreement with Shareholder and Seller, in the form attached as Exhibit 5.2 (the "Non-Competition Agreement"). In addition, Seller and Shareholder agree to timely make all payments under the Bennett Agreement.

         5.3. Seller's Employees. On and as of the Closing Date, Seller will take all action necessary to terminate the employees of the Business and to terminate all Employee Plans as they apply to such employees. Buyer shall offer employment to at least two-thirds of the employees of the Business on terms substantially similar to those offered by Seller and waive insurance waiting periods to the extent allowed by the Buyer's insurer. Neither the Seller or Shareholder shall directly or indirectly, for itself or on behalf of any other entity, hire any current employee of Seller, or induce or attempt to induce any such employee to leave his or her employment with Buyer, at any time within five years from the Closing Date. Seller shall at or prior to Closing, terminate its Incentive Bonus Plan.

         5.4. Environmental Site Assessment. Buyer shall, at its sole cost and expense, engage an environmental consulting firm to conduct an environmental site assessment of the Premises (the "Environmental Review") to determine what remedial actions, if any, are reasonably necessary to cause Seller to be in compliance with the Environmental Legal Requirements. Buyer shall promptly furnish copies of all drafts and final Environmental Review reports to Seller. If such Environmental Review indicates that any remedial actions are reasonably necessary to comply with the Environmental Legal Requirements, (a) Buyer shall notify Seller in writing of the actions required and the estimated costs of such actions ("Remediation Costs"), (b) Buyer shall promptly engage, at its sole cost and expense, reputable and recognized environmental engineers to conduct all requisite or desired testing to determine whether Seller is in compliance with all Environmental Legal Requirements, and (c) Seller shall pay all reasonable and necessary Remediation Costs required to comply with all applicable Environmental Legal Requirements; provided, however, that if the total Remediation Costs exceed $75,000 and the remediation associated therewith cannot be completed in all material respects by the Closing, Seller may terminate this Agreement and its obligations hereunder without any liability, cost or penalty whatsoever.

         5.5. Software. Shareholder agrees to provide to Buyer the right to use for six months after Closing, the software currently used by the Seller. Such usage shall be free for thirty (30) days and $7,000 per month for five months thereafter.

         5.6. Cooperation. Seller agrees to cooperate with and to assist Buyer in its efforts to obtain any permits or to install any pollution control equipment required by law for the continued operations of the Owned Real Property or to comply with applicable environmental standards, including but not limited to assisting Buyer in the preparation and submission of a full and complete permit application for a Class I or Class II, as applicable, air operating permit pursuant to the requirements of Title 28, Article 19 of the Kansas Administrative Regulations, and assisting any subsequent actions necessary to obtain the issuance of said air operating permit with terms and conditions acceptable to Buyer. Without limiting the generality of the undertakings pursuant to this Section, Seller agrees to take or cause to be taken the following actions: (i) provide promptly any relevant information and documents requested by Buyer or by any Government Entity; (ii) provide Buyer or its representatives access to the Owned Real Property during normal business hours; (iii) allow Buyer or its representatives access to and cooperation from any employee of Seller having relevant knowledge; and (iv) if requested by Buyer or any government entity, to attend any meetings with any government entity. The obligations under this Section 5.6 shall not be included in calculating the $75,000 threshold contemplated in Section 5.4. Buyer agrees to (a) use its best efforts to file any necessary air permit applications written ninety (90) days of Closing, (ii) allow Seller to attend and participate in any meetings with any governmental entity with respect thereto and (iii) provide notice of any governmental or enforcement proceedings with respect thereto. Seller and Buyer agree to use commercially reasonable efforts to obtain the air permits contemplated herein in order to reasonably minimize any indemnifiable damages arising under Section 8.1(c) below so that the Business may operate in a manner consistent with its current operation.

                                  ARTICLE VI.
                  CONDITIONS PRECEDENT TO OBLIGATION OF BUYER
                  -------------------------------------------

         The obligations of the Buyer under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the conditions set forth below.

         6.1. No Misrepresentation or Breach of Covenants and Warranties. All of Seller's or Shareholder's covenants and agreements contained herein shall have been performed or fulfilled in all material respects; each of the representations and warranties of Seller or Shareholder contained or referenced herein shall be true and correct in all materials respects on the Closing Date as though made on the Closing Date, except for (a) those representations and warranties set forth in Section 2.1, 2.2, 2.3 and 2.15 which shall be true and correct in all respects and (b) those representations and warranties already qualified by materiality, and except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Buyer and; and there shall have been delivered to the Buyer a certificate or certificates to that effect, dated the Closing Date, signed on behalf of the Shareholder by its President and, on behalf of Seller, by its President.

         6.2. Corporate Action. Seller and Shareholder shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement, and Seller shall have furnished the Buyer with certified copies of the resolutions adopted by the Boards of Directors of Seller and Shareholder, in form and substance reasonably satisfactory to counsel for the Buyer, in connection with such transactions. Buyer's Board of Directors shall have approved such transactions at their meeting on February 4, 1998.

         6.3. No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened by any third party, governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby which, in the reasonable opinion of Buyer's Board of Directors based on advice of counsel, has a substantial likelihood of success.

         6.4. Necessary Consents and Permits. Seller shall have received consents and estoppel certificates, in form and substance reasonably satisfactory to the Buyer, to the transactions contemplated hereby from all appropriate governmental authorities and any requisite third parties under the Contracts being transferred to Buyer, including without limitation, consents required under that certain lease for the Owned Real Property, by and between the City of Great Bend, Kansas and Seller dated as of March 1, 1994. Buyer shall also have obtained any Permits required to conduct the Business in its own name, the absence of which would not have a Material Adverse Effect.

         6.5. Legal Opinions. Buyer shall have received (i) a satisfactory opinion from Pepper Hamilton LLP, counsel to Seller and Shareholder and (ii) an opinion of bond counsel reasonably satisfactory to Buyer, to the effect that the consummation of the transactions contemplated herein will not result in an Event of Taxability, as such term is defined in that certain Indenture governing the Industrial Revenue Refunding and Improvement Bonds Series A, 1994 and Series B, 1994.

         6.6. Other Documentation. Buyer shall have received all of the executed agreements, documents and showings required to be delivered by (a) the Seller at the Closing pursuant to Sections 1.7 and 1.8 hereof and (b) the Shareholder as set forth in Sections 5.1 and 5.2 hereof.

                                 ARTICLE VII.
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
                 ---------------------------------------------

         The obligations of Seller and Shareholder under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the conditions set forth below.

         7.1. No Misrepresentation or Breach of Covenants and Warranties. All of Buyer's covenants and agreements contained herein shall have been performed or fulfilled in all material respects; each of the representations and warranties of the Buyer contained or referred to herein shall be true and correct on the Closing Date as though made on the Closing Date except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement; and there shall have been delivered to Seller a certificate or certificates to such effect, dated the Closing Date, and signed on behalf of the Buyer.

         7.2. Corporate Action. The Buyer shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement, and the Buyer shall have furnished Seller with certified copies of resolutions adopted by the Board of Directors of the Buyer, in form and substance reasonably satisfactory to counsel for Seller, in connection with such transactions.

         7.3. No Restraint or Litigation. No action, suit or proceeding shall have been instituted or threatened by any third party or governmental agency to restrain, prohibit or otherwise challenge the legality or validity of the transaction contemplated hereby which, in the reasonable judgment of Shareholder's Board of Directors based on advice of counsel, has a substantial likelihood of success.

         7.4. Legal Opinion. Seller shall have received a satisfactory opinion from Gardner, Carton & Douglas, counsel to Buyer.

         7.5. Other Documentation. (a) Seller shall have received the payment of the Purchase Price, (b) Shareholder shall have received the executed Supply Agreement referred to in Section 5.1, and (c) Seller and Shareholder shall have received the executed the Non-Competition Agreement.

                                 ARTICLE VIII.
                                INDEMNIFICATION
                                ---------------

         8.1. Indemnification by Seller and Shareholder. Seller and Shareholder, jointly and severally, together with their respective successors and assigns, shall indemnify and hold Buyer harmless from, against or in respect of the aggregate of all indemnifiable damages of Buyer. For this purpose, the term "indemnifiable damages" of Buyer means the aggregate, of any and all damage, loss, deficiency, liability, expense (including, but not limited to, any reasonable expert witness fees, reasonable attorney's fees, court costs and expenses), action, suit, proceedings, demand, assessment or judgment to or against Buyer arising out of or in connection with:

                  (a)      The Excluded Liabilities;

                  (b) Any inaccuracy, breach or violation of, or non-performance by, Seller of any of its representations, warranties, covenants or agreements contained in this Agreement or in any documents, certificates or Schedules required to be furnished pursuant to this Agreement (in each case without regard to the applicability of the Enforceability Exception);

                  (c) (i) all fines, penalties, civil suits and costs of government mandated shut down of the Owned Real Property arising from the failure to obtain, and (ii) all costs, expenses and fees, including reasonable permitting, attorneys and consultant fees incurred by Buyer in order to obtain, any air permit currently required by law for Seller's operations, including a full and complete application for the appropriate air operating permit pursuant to the requirements of Title 28, Article 19 of the Kansas Administrative Regulations, and any subsequent actions necessary to obtain the issuance of said air operating permit with terms and conditions acceptable to Buyer provided however that all such costs, expenses and fees shall be approved by Seller, prior to authorization to incur such costs, fees or expenses, such approval not to be unreasonably withheld;

                  (d) Any liability with respect to the Business resulting from the failure to comply with any Environmental Legal Requirement to the extent such failure (i) occurred during Shareholder's ownership of the Seller or (ii) occurred prior to Shareholder's ownership of Seller to the extent Seller or Shareholder had knowledge thereof; and

                  (e) Notwithstanding anything to the contrary herein to the extent any liability for a violation of any Environmental Legal Requirement is a continuing violation (other than a violation contemplated in Section 8.1(c) for which Seller shall be responsible) to which both Buyer and Seller have contributed, the Buyer and Seller shall cooperate to apportion such liability between them based on their relative culpability.

         8.2. Indemnification by the Buyer. Buyer and its successors and assigns shall indemnify and hold harmless Seller from and with respect to all indemnifiable damages suffered by Seller, together with its successors and assigns, arising out of or in connection with:

                  (a)      Any Assumed Liability;

                  (b) Any breach or violation of, or non-performance by, Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement or in any document, certificate or schedule required to be furnished pursuant to this Agreement (in each case without regard to the applicability of the Enforceability Exception); and

                  (c) Buyer's operation of the Business after Closing, including without limitation, any violations of Environmental Legal Requirements by Buyer.

         8.3. Notice of Claims. If any claim is made against a party which, if sustained, would give rise to a liability of the other hereunder, the party seeking indemnification (the "claiming party") shall promptly (but no later than 10 business days from receipt, or sooner if urgent action is required by the claim) cause notice of the claim to be delivered to the other party (the "non-claiming party") and shall afford the non-claiming party and its counsel, at its sole expense, the opportunity to defend or settle the claim (provided that the claiming party and its counsel may participate at their sole cost and expense). Any notice of a claim shall state specifically the representations, warranty, covenant or agreement with the alleged basis for the claim, and the amount of liability asserted against the other party by reason of the claim. If such notice and opportunity are not given, or if any claim is compromised or settled without notice to and consent of the non-claiming party, no liability shall be imposed on the non-claiming party by reason of such claim; but if notice is given and the non-claiming party receiving the notice fails to assume the defense of the claim or fails to admit in writing its liability with respect to such claim, the claim may be defended, compromised or settled by the claiming party without its consent and the non-claiming party shall remain liable under this Article VIII. If and to the extent the non-claiming party assumes control, the non-claiming party has no further obligation to pay the costs incurred by the claiming party after such assumption in connection with the defense of such claim. Notwithstanding anything contained herein to the contrary, the claiming party may retain control over the defense of any claim hereunder if such claim is non-monetary or is for injunctive or other equitable relief. In the event that the parties cannot resolve their differences and settle any claim brought by one party against another, the claiming party shall file suit within one hundred and twenty (120) days of the expiration of the survival period, or such claim shall forever be barred.

         8.4. Limitation of Damages. The foregoing obligations described in Sections 8.1 and 8.2 shall be subject to and limited by the following principles and limitations:

                  (a) All representations and warranties contained in Articles II and III of this Agreement shall survive the consummation of the transactions contemplated by this Agreement from the Closing Date through the date that is eighteen (18) months following the Closing Date, and shall thereafter terminate; provided, however, that, notwithstanding the foregoing, the representations and warranties contained in (i) Sections 2.1, 2.3, 2.15 and 2.20 shall be of unlimited duration; and (ii) Section 2.7 shall terminate thirty (30) days after the expiration of the applicable statute of limitations. Claims first asserted within a thirty (30) day period after the period referred to above shall not be barred and shall survive indefinitely until such claims are resolved.

                  (b) Seller and Shareholder shall not be responsible to Buyer under Section 8.1(a) with respect to breaches of representations and warranties unless and until the aggregate of all indemnifiable damages with respect to breaches of representations and warranties suffered by Buyer under this Agreement exceeds in the aggregate $150,000 and then Seller and Shareholder shall be responsible to fully indemnify Buyer for all indemnifiable damages in excess of such threshold, provided, however, that this provision shall not apply to breaches of the representations and warranties contained in Sections 2.1, 2.3, 2.7, 2.15 (on an absolute basis, without regard to any exceptions set forth on Schedule 2.15), 2.20 and 2.22 for which Buyer shall be fully indemnified notwithstanding the amount of indemnifiable damages. The indemnifiable damages required to be paid by Seller pursuant to this Article VIII shall in no event exceed the amount of the Purchase Price; provided, that Seller and Shareholder shall be fully responsible for Excluded Liabilities without regard to any limitations herein. Buyer agrees to first seek recovery against the title insurance company in the event of claims under Sections 2.11(a) and 2.15 prior to seeking recourse against Seller or Shareholder. Seller and Shareholder shall not be responsible to Buyer under Section 8.1(b) with respect to Excluded Liabilities which are not known to Seller or Shareholder which are asserted against Buyer unless and until the aggregate of such unknown Excluded Liabilities suffered by Buyer exceeds in the aggregate $50,000 and then Seller and Shareholder shall be responsible to fully indemnify Buyer for all indemnifiable damages in excess of such threshold.

                  (c) Prior to the Closing Date, Buyer and Seller shall give, or cause the appropriate party to give the other party prompt written notice of any development affecting Seller or Buyer which might cause the representations and warranties of the Buyer or Seller, as the case may be, to be inaccurate or the covenants and agreements of Buyer or Seller, as the case may be, to be unfulfilled. The party receiving such notice shall have the shorter of the number of days to Closing or twenty (20) days after receipt of any such notice to exercise any rights it may have to terminate this Agreement without penalty. Unless this Agreement is terminated in the aforementioned period, the written notice of such development will be deemed to have qualified the representations and warranties contained herein, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the material development.

                  (d) After the Closing, Buyer's sole remedy against Seller and Shareholder shall be the right to seek indemnifiable damages pursuant to this Article VIII, which shall not include consequential, punitive or special damages.

                  (e) Whenever the term "knowledge" or words of similar import have been used throughout this Agreement, this shall mean the knowledge of such items as a reasonably prudent controlling shareholder or officer of a corporation would have based on reasonable due diligence.

                                  ARTICLE IX.
                                  TERMINATION
                                  -----------

         9.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

                  (a) By the mutual written consent of the Buyer and Seller;

                  (b) By the Buyer upon the material breach by Seller or Shareholder of any of its covenants, agreements, representations or warranties contained in Article II or Article IV (i) after 30 days' notice and opportunity to cure and (ii) provided that the terminating party is also not in material breach;

                  (c) By Seller upon the material breach by the Buyer of any of its covenants, agreements or representations or warranties contained in Article III or Article IV (i) after 30 days' notice and opportunity to cure and (ii) provided that the terminating party is also not in material breach;

                  (d) By the Buyer, if any of the conditions set forth in
         Article VI of this Agreement have not been satisfied on or before May 30, 1998 (subject to the right to extend the Closing), and such condition or conditions have not been waived in writing by the Buyer; and

                  (e) By Seller, if any of the conditions set forth in Article VII of this Agreement have not been satisfied on or before May 30, 1998 (subject to the right to extend the Closing), and such condition or conditions have not been waived in writing by Seller.

         9.2.     Remedies.

                  (a) By Seller. In the event of the existence of Seller's right to terminate pursuant to Section 9.1(c) or (e) hereof, Seller may at its sole election (i) waive such right and close, (ii) terminate the Agreement and/or (iii) seek all remedies entitled by law.

                  (b) By Buyer. If Buyer terminates this Agreement pursuant to Sections 9.1(b) or 9.1(d), Buyer shall at its election either (i) waive such right and close, (ii) terminate the Agreement and/or (iii) seek all remedies entitled by law, including the remedy of specific performance, it being acknowledged that the Purchased Assets and the Business are unique and monetary damages would not be wholly adequate.

                  (c) Other. In the event that this Agreement shall be terminated pursuant to Section 9.1(a) or the failure of the conditions set forth in Sections 6.4 or 7.3 all further obligations of the parties under this Agreement (other than Sections 10.2 an 10.9) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

         9.3. Risk of Loss. The risk of any loss to the Purchased Assets and all liability with respect to injury and damage occurring in connection therewith shall be the sole responsibility of Seller until the completion of the Closing. If any material part of such properties shall be damaged by fire or other casualty prior to the completion of the Closing hereunder and such properties were material to the operations of the Business and its present capacity needs, Buyer shall have the right and option:

                  (a) to terminate this Agreement, without liability to Seller or Buyer; or

                  (b) to proceed with the Closing hereunder, in which event such casualty shall not constitute a breach by Seller of any representation, warranty or covenant in this Agreement, and Buyer shall be entitled to receive and retain the insurance proceeds arising from such casualty; or

                  (c) delay the Closing, while the affected Purchased Assets are being restored or repaired, not to exceed three (3) months; provided, however, if Buyer elects option (c) and the cost of such restoration or repair exceeds the insurance proceeds payable with respect thereto, or would be reasonably expected to exceed three months, then Seller may terminate this Agreement under Section 9.3(a).

                                  ARTICLE X.
                              GENERAL PROVISIONS
                              ------------------

         10.1. Survival of Obligations. All representations, warranties, covenants and agreements contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement subject to the limitations set forth in Section 8.4.

         10.2. Confidential Nature of Information. Each party hereto agrees that it will treat and will cause its Agents to treat in confidence all documents, materials and other information which it shall have obtained regarding any other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby, the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, all copies of nonpublic documents and materials which have been furnished in connection therewith shall be promptly returned to the party furnishing the same, shall continue to be treated as confidential information and shall not be used for the benefit of the party who returned such confidential information. Each party is responsible for changes caused by its Agents.

         10.3. Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of Kansas.

         10.4. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by overnight courier, fare prepaid, by legible facsimile transmission (with regular mail follow-up), or by registered or certified mail, postage prepaid, addressed as follows:

                  If to the Seller and Shareholder, to:

                  Owosso Corporation
                  The Triad Building
                  2200 Renaissance Boulevard, Suite 150
                  King of Prussia, PA  19406
                  Attn:  George B. Lemmon, Jr., President
                  Fax:  610-275-5122

                  with a copy to:

                  Pepper, Hamilton LLP
                  3000 Two Logan Square
                  Philadelphia, PA  19103
                  Attn:  Elam M. Hitchner, III, Esquire
                  Fax:  215-981-4750

                  If to the Buyer, to:

                  Allied Products Corporation
                  10 South Riverside Plaza - Suite 400
                  Chicago, IL 60606
                  Attn: Vice President and General Counsel
                  Fax:  312-454-9608

                  with a copy to:

                  Gardner, Carton & Douglas
                  Suite 3400 - Quaker Tower
                  321 North Clark Street
                  Chicago, Illinois 60610-4795
                  Fax No.:  312-644-3381
                  Attn:  William L. Morrison

or to such address as such party may indicate by a notice delivered to the other parties hereto. Notices shall be deemed given and delivered hereunder on the date of receipt thereof, which is deemed to be the same day (in the case of personal delivery), the next business day (in the case of overnight delivery or legible facsimile transmission), or three (3) days later (in the case of certified or registered mail).

         10.5.    Successors and Assigns.

                  (a) The rights of the parties under this Agreement shall not be assignable.

                  (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and their successors.

         10.6. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understanding, or intent between or among any of the parties hereto, but excluding any correspondence between the parties regarding Buyer's due diligence investigation. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.

         10.7. Interpretation. Article titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

         10.8. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. The respective representations and warranties of Buyer, Seller and Shareholder contained herein or in any certificates or other documents delivered prior to or as of the Closing Date shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

         10.9. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

         10.10. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

         10.11. Execution of Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been agreed upon by each of the parties and delivered to Seller and the Buyer.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                    SELLER:
                                    ------

                                    GREAT BEND MANUFACTURING
                                    COMPANY, INC.


                                    By: /s/ Stephen B. Hughbanks
                                        ---------------------------------------
                                    Name: Stephen B. Hughbanks
                                    Its:     President


                                    SHAREHOLDER:
                                    -----------

                                    OWOSSO CORPORATION


                                    By: /s/ Harry Holiday III
                                        ---------------------------------------
                                    Name: Harry Holiday III
                                    Its:     Chief Operating Officer


                                    BUYER:
                                    -----
                                    ALLIED PRODUCTS CORPORATION

                                    By: /s/ Robert Fleck
                                        ---------------------------------------
                                    Name: Robert Fleck
                                    Its:     VP Accounting, Chief Accounting
                                             and Administrative Officer

                            EXHIBITS AND SCHEDULES


EXHIBITS
--------

Exhibit 1.1(c)             Fixed Assets
Exhibit 1.1(e)             Owned Real Property
Exhibit 1.5(d)             Inventory Policy
Exhibit 1.7(a)(i)          Bill of Sale
Exhibit 4.6                Warranty Deed
Exhibit 5.1                Supply Agreement
Exhibit 5.2                Non-Competition Agreement

SCHEDULES
---------

Schedule 1.7(a)(vii)       Purchase Price Allocation
Schedule 2.1               Jurisdictions
Schedule 2.3               Authority
Schedule 2.10              Real and Personal Property Leases
Schedule 2.12              Intellectual Property
Schedule 2.15              Title to Property
Schedule 2.16              Employee Relations
Schedule 2.17              Employee Benefit Plan
Schedule 2.18              Status of Contracts
Schedule 2.20              Environmental
Schedule 2.21              Insurance
Schedule 2.22              Broker or Finder
Schedule 2.23              Dealers and Original Equipment Manufacturer Customers
Schedule 2.24              Suppliers
Schedule 2.25              Permits
Schedule 2.26              Product Warranty Claims
Schedule 2.27              Product Liability Claims
Schedule 2.28              Sales by Product and by State
Schedule 2.5(b)            Operations since October 26, 1997
Schedule 4.2               Capital Expenditures

                             Schedule 1.7(a)(vii)
                           Purchase Price Allocation

     The Purchase Price shall be allocated to the Purchased Assets and Assumed Liabilities based on the figures set forth on the Closing Balance Sheet; provided, however, that to the extent a third party appraisal of any of the Fixed Assets or Owned Real Property reflects a valuation materially different from the figures reflected on the Closing Balance Sheet, the allocation of the Purchase Price shall reflect such appraised valuation. Valuation of Intellectual Property will initially be based on net book value which will be assessed as to whether there has been a permanent impairment in the value of such property. Such assessment will include obsolescence, demand, new technology, competition and other pertinent economic factors and trends that may have an impact on the value of the remaining useful life of the Intellectual Property




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